Exhibit 99.1

                McMoRan OIL & GAS CO. RESPONDS TO IMC GLOBAL INC. LAWSUIT

               NEW ORLEANS, LA., May 18, 1998 -- McMoRan Oil & Gas Co. (NASDAQ: MOXY) announced today that it has been notified by IMC Global Inc. (NYSE:IGL) that IGL and Phosphate Resource Partners Limited Partnership (NYSE:PLP) have filed a lawsuit in Delaware Chancery Court against MOXY and four former directors of Freeport-McMoRan Inc. (FTX) which was merged into IGL in December 1997.

               The suit alleges that the individual defendants breached fiduciary duties in the approval by FTX of a joint oil and gas exploration program between MOXY and PLP, entered into pursuant to an agreement dated July 1997. At the time of that approval FTX was the administrative managing general partner of PLP, the individual defendants were directors of FTX and three of those individuals were directors of MOXY. The suit also alleges that MOXY conspired with the individual defendants and aided and abetted in their alleged breach of fiduciary duty. The suit seeks unspecified monetary damages and rescission or equitable reformation of the program agreement.

               After reviewing the complaint and consulting with counsel, MOXY believes that the suit is entirely without merit. The agreements between PLP and MOXY were approved by a specially appointed, independent committee of the FTX board of directors, which was advised by the law firm of Davis Polk & Wardwell and by the investment banking firm of Merrill Lynch & Co. which also rendered a fairness opinion on the transaction. MOXY was advised by its outside counsel, Jones Walker, and by the investment banking firm of Donaldson, Lufkin & Jenrette Securities Corporation. IGL was fully informed of the transaction and the process by which it was approved during an extensive due diligence review conducted prior to the FTX-IGL merger.

               James R. Moffett, Co-Chairman of the Board of MOXY, said, "It is regrettable that IMC Global has initiated this reckless attempt to gain leverage in an apparent effort to abrogate its contract obligations by bringing unfounded litigation against MOXY, several distinguished individuals and me. MOXY will vigorously defend itself and enforce its contract rights. MOXY is also evaluating other legal steps that may be appropriate under the circumstances."

               MOXY is an independent oil and gas company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.